EXHIBIT 23.1
                    [Letterhead of Rotenberg & Company, LLP]



                          INDEPENDENT AUDITORS' CONSENT



To the Board of Directors
  and Stockholders
HQ Sustainable Maritime Industries, Inc.
  And Subsidiaries
New York, NY


         We consent to the use in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Form SB-2 of our report dated March 23, 2006, for the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2005 and December 31, 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Rotenberg & Co., LLP


Rotenberg & Co., LLP
Rochester, New York
  May 17, 2006